UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 11, 2005

VELOCITY EXPRESS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-28452	87-0355929
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Morningside Drive North,

Building B-Suite 300, Westport, CT 06880

(Address of principal executive offices) (zip code)

(203) 349-4160

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard.

On July 11, 2005 Nasdaq contacted the Company regarding the Company’s compliance with certain Marketplace Rules. On May 2, 2005, Velocity Express Corporation, a Delaware corporation (the “Company”), submitted a Listing of Additional Shares Notification Form to The Nasdaq Stock Market (“Nasdaq”) relative to the Company’s sale of a Series N Convertible Preferred Stock (the “Series N Preferred”) through a private placement. Subsequently, Nasdaq notified the Company that the sale of the Series N Preferred violated Marketplace Rule 4305(i)(1)(D) (the “Rule”) concerning the need for prior shareholder approval of the issuance of securities under certain circumstances. In response, the Company provided to Nasdaq agreements from the investors in the Series N Preferred that they would not be entitled to receive any shares of Series N Preferred for payment in kind interest or anti-dilution adjustment prior to obtaining shareholder approval for such issuances. Additionally, the Company submitted an agreement from TH Lee Putnam Ventures, L.P. and its related entities stating that it would vote all of its shares in favor of approving the sale and issuance of the Series N Preferred. On July 11, 2005 Nasdaq notified the Company that based upon it submissions, the Company was in compliance with the Rule and that Nasdaq considered the matter closed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 13, 2005

VELOCITY EXPRESS CORPORATION

By:	/s/ Wesley C. Fredenburg
Name:	Wesley C. Fredenburg
Title:	Secretary and General Counsel